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                                                                   EXHIBIT 10(a)



                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made as of the 20th day of June, 2003, by and among Dearborn Bancorp, Inc., a Michigan corporation (the "Company"), Community Bank of Dearborn, a Michigan banking corporation (the "Bank", and collectively with the Company, the "Employers", and each an "Employer"), and Michael J. Ross (the "Employee").

                                    RECITALS

         A. This Agreement sets forth the terms of the Employee's employment as President of the Company and President and Chief Executive Officer of the Bank.

         B. The Employers believe that entering into this Agreement is in the best interest of their respective shareholders.

         C. The Employee believes that entering into this Agreement is in his best interest.

                               TERMS OF AGREEMENT

         In consideration of the mutual covenants and obligations set forth in this Agreement, to induce the Employee to remain in the employment of the Employers, and for other good and valuable consideration, the Employers and the Employee agree as follows:

         1. Employment, Term, and Acceptance: The Company agrees to employ the Employee as its President, and the Bank agrees to employ the Employee as its President and Chief Executive Officer for a period commencing on the date hereof (the "Effective Date") and continuing for a period of five years, subject to earlier termination pursuant to the provisions of Sections 7 or 8 hereof (the "Initial Term"). The Initial Term and each Renewal Term (as hereinafter defined) shall automatically be extended for an additional one-year period (each a "Renewal Term") unless (i) otherwise terminated in accordance with Sections 7 or 8 or (ii) either party provides to the other at least 45 days advance written notice of its intention to terminate this Agreement as of the end of the Initial Term or any Renewal Term, as the case may be. The period of time during the Initial Term and any Renewal Term which the term of Employee's employment is effective is referred to herein as the "Term." The Employee hereby accepts such employment.

         2. Duties and Authority:

                  2.1 Promotion of Employers' Interest. While employed as an executive officer of the Company and the Bank, the Employee shall devote his business time and attention to the business and affairs of the Employers, and shall use his efforts and abilities to promote the interests of the Employers.


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                  2.2 Performance of Duties. The Employee shall perform such services and duties necessary or appropriate for the management of the Employers as are normally expected of persons appointed to president or chief executive officer positions in the businesses in which the Employers are engaged.

         3. Cash Compensation. For all services to be performed by the Employee under this Agreement (including services as an officer, employee, director, or member of any board committee), the Bank shall pay the Employee an annual base salary (prorated for any partial year) of Two Hundred and Fifty Thousand Dollars ($250,000), less applicable withholdings (the "Base Salary"), payable in a manner and at such times as is consistent with the payroll practices of the Bank. Not less often than annually, the compensation committee appointed by the Board of Directors (the "Compensation Committee") shall review the Base Salary for the purpose of making such adjustments thereto as the performance of Employee during the prior year may warrant. The Compensation Committee, in its sole discretion, may also award Employee an annual bonus based upon attainment of specific goals and objectives established by the Compensation Committee. Any such bonuses shall be paid in a single sum no later than ninety (90) days after the end of the fiscal year for which it is earned.

         4. Participation in Employee Benefit Plans. In addition to the cash compensation payable to the Employee under this Agreement, the Employee shall be entitled to participate in such employee benefit plans, whether contributory or non-contributory, such as group life and disability insurance plans, hospital, surgical, vision and dental benefit plans or other bonus incentive, profit sharing, stock option, retirement or other employee benefit plans of the Employers as may now or hereafter exist to the extent that the Employee meets the eligibility requirements of any such plans.

         5. Reimbursement of Expenses. The Employee will be reimbursed by the Bank or the Company, as the case may be, for all reasonable expenses incurred in promoting their respective businesses; including expenses for entertainment, travel and similar items upon the presentation by Employee, from time to time, of an itemized account of such expenditures in a form and manner as determined by the Board of Directors or the chief financial or accounting officer of the Employer for whose account the expenditures are made.

         6. Vacations. The Employee shall be entitled each year to four (4) weeks paid vacation time. The Employee will not be entitled to additional compensation for vacation time not utilized in any year nor will the Employee be permitted to carry over unused vacation time to a succeeding year.

         7. Termination of Employment Upon Disability or Death.

         7.1 Disability. In the event the Employee shall become mentally or physically disabled during the Term and unable to perform the material duties of his employment for ninety (90) days or more because of illness, accident, or any other cause ("Disability"), the Bank or the Company may terminate the Employee's employment under this Agreement by giving him written


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notice of such termination ("Disability Termination Notice"). In the event of any such termination during the Term, the Bank shall continue to pay the Employee his Base Salary, at the rate in effect immediately prior to the giving of the Disability Termination Notice, for a period of three (3) months after the date of the Disability Termination Notice. While disabled, the Bank shall continue to provide the Employee and his dependents with coverage under its medical insurance plans until the Employee reaches the age of sixty-five (65) years to the extent that it may do so under the provisions of such plans, with the Employee's contribution to the premiums under such plans being no more than the amounts he paid for such premiums prior to his disability, adjusted from time to time for normal periodic increases in such premiums applied in general to employees of the Bank.

                  7.2 Death. In the event of the death of the Employee, his employment with the Employers shall terminate as of the date of his death. Promptly following his death, the Bank shall pay to his legal representative a death benefit of $300,000. In addition, any life insurance policies owned by the Bank or the Company, and insuring the life of the Employee shall be payable to the beneficiaries of such policies in accordance with the terms of such policies.

                  7.3 Extent of Obligations. The provisions of Sections 7.1 and
7.2 apply only to Disability or death occurring during the Term while the Employee is employed by the Bank and the Company. Other than as set forth in
Section 7.1 or 7.2, neither of the Employers shall have any obligation or liability to the Employee upon the employee's death or Disability except that the Employee shall be entitled to all of his accrued rights under stock option, retirement and other employee benefit plans of the Company and the Bank, and the Bank shall promptly pay the Employee (or his personal representative) his Base Salary due through the effective date of the termination of his employment, the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual Base Salary attributable to each vacation day), and any out-of-pocket expenses for which the Employee is entitled to be reimbursed, and for which reimbursement has not yet been made.

         8. Termination of Employment for Cause, Without Cause, Good Reason, or Without Good Reason.

                  8.1 Termination by an Employer for Cause. Each of the Employers shall have the right, at any time, to terminate the Employee's employment for Cause (as defined herein), within 90 days of the Employer's learning of such Cause. For purposes of this Agreement, the term "Cause" means
(a) an act or acts of dishonesty committed by the Employee and intended by the Employee to result in the Employee's substantial personal enrichment at the expense of the Company or the Bank, (b) continuing intentional gross neglect by the Employee of his duties under Section 2 of this Agreement which cause or are expected to cause material harm to the Company or the Bank, and which is not remedied after receipt of notice from the applicable Employer, (c) the Employee's conviction of a felony, or (d) the Employee's intentional breach of his obligations under Section 9 or 10 which causes or may be expected to cause material harm to the Company or the Bank. Any termination for Cause shall be effective upon an Employer giving the Employee written notice that the Employee's employment is terminated, and setting forth in reasonable detail the basis for such termination, and that such termination is for Cause. Any such notice shall


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terminate the Employee's employment with both Employers.

                  8.2 Termination by an Employer Without Cause. Each of the Employers shall have the right at any time to terminate the Employee's employment without Cause by giving the Employee written notice that the Employee's employment is terminated, and setting forth in reasonable detail the basis, if any, for such termination. Any such termination shall be effective upon the giving of such notice by the Employer.

                  8.3 Termination by Employee for Good Reason. The Employee shall have the right at any time to terminate his employment under this Agreement for Good Reason (as defined herein) within ninety (90) days of learning of such Good Reason. For purposes of this Agreement, the term "Good Reason" means (a) any assignment to the Employee of any title or duties that are materially inconsistent with the Employee's present positions, titles, duties, or responsibilities, other than an insubstantial or inadvertent action which is remedied by the applicable Employer promptly after receipt of written notice from the Employee, or which is approved of by the Employee in writing; (b) a change in the Employee's principal work location; (c) any failure by an Employer to comply in a material respect with any provision of Section 3, 4, 5, or 6, other than a insubstantial or inadvertent failure which is remedied by the applicable Employer promptly after receipt of written notice from the Employee. Any termination for Good Reason shall be effective upon the Employee giving the Employers written notice that the Employee is terminating his employment, and setting forth in reasonable detail the basis for such termination, and that such termination is for Good Reason. Any such termination shall be effective upon the giving of such notice by the Employee; and any such notice shall terminate his employment with both Employers.

                  8.4 Termination by Employee Without Good Reason. The Employee shall have the right at any time to terminate the Employee's employment with both Employers without Good Reason by giving the Employers written notice that the Employee is terminating his employment. Any such termination shall apply to the Employee's employment with both Employers and be effective ninety (90) days after the giving of such notice by the Employee.

                  8.5 Obligation of Employers upon Termination without Cause or Employee's Termination with Good Reason. In the event that during the Term, an Employer terminates the Employee's employment without Cause under Section 8.2, or the Employee terminates his employment for Good Reason under Section 8.3; or the Employee's employment is terminated for any other reason except (i) for Cause under Section 8.1, (ii) without Good Reason under Section 8.4, or (iii) for Disability or death pursuant to Section 7; the Bank shall pay and provide to the Employee the following:

                  (a) A lump sum cash amount equal to the sum of (a) the full Base Salary earned by Employee through the effective date of termination of employment (the "Termination Date") and unpaid at the Termination Date, (b) the amount of any Base Salary attributable to vacation earned by Employee but not taken before the Termination Date, and (c) all other amounts earned by Employee and unpaid at the Termination Date.




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                  (b) (i) A cash amount equal to the Employee's annual Base
Salary in effect immediately prior to the Termination Date times 2.9 and (ii) a cash amount equal to the highest annual bonus awarded to the Employee during the previous three years of employment prior to the Termination Date times 2.9. Such sum shall be paid in a lump sum.

                  (c) Outplacement services as requested by Employee to assist in locating new employment, up to a maximum amount of $15,000.

                  (d) For a two (2) year period after the Termination Date, the Bank shall continue to provide Employee all benefits the Employee was receiving prior to the Termination Date.

                  (e) The Bank shall maintain in full force and effect for Employee's continued benefit until the earlier of (a) the end of the Term or (b) Employee's commencement of employment with a new employer, any medical insurance plans or medical insurance arrangements in which Employee was entitled to participate at the Termination Date, provided that Employee's continued participation is possible under the general terms and provisions of such plans or arrangements. In the event that Employee's participation in any such plans or arrangement is barred, the Bank shall arrange to provide Employee with benefits substantially similar to those which Employee is entitled to receive under such plans or arrangements. Should the medical insurance plans or arrangements provided by Employee's new employer not entitle Employee or Employee's dependents (a) to any coverage during an initial qualification period or (b) to coverage for any condition which is considered a pre-existing condition under the new employer's plan and which was covered under the Bank's medical insurance plans or arrangements at the Termination Date, then notwithstanding Employee's employment, the Bank shall continue to provide medical benefits as stated above in this Section 8.5 during such qualification period (if clause (a) of this sentence is applicable) and at least for such pre-existing condition (if clause
(b) of this sentence is applicable).

                  (f) The Bank shall assign to Employee without any cost to Employee the Bank's interest in any insurance policies issued on the life of Employee.

Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 8.5 by seeking other employment or otherwise. The amount of any such payment or benefit shall not be reduced by any compensation earned or benefit received by Employee as the result of other employment.

                  8.6 Obligation of Employers upon Termination for Cause or by Employee without Good Reason. In the event that during the Employment Period, an Employer terminates the Employee's employment for Cause as provided for in
Section 8.1, or the Employee terminates his employment without Good Reason as permitted in Section 8.4; the Bank shall pay and provide to the Employee, to the extent not previously paid, the Employee's Base Salary due through the effective date of the termination of employment, plus the cash equivalent of any accrued vacation days not taken as of such effective date (calculated based on the Employee's annual Base Salary attributable to each vacation day), within ten
(10) days of such effective date. In addition, the Employee shall be entitled to all of his accrued rights under retirement, and other employee benefit


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plans of the Company and the Bank.

                  8.7 No Other Obligations of Employers upon Termination. Upon termination of the Employee's employment, the Employers shall have no obligations to the Employee except as set forth in this Agreement, or rights under retirement, or other employee benefit plans of either Employer.

         9. Confidential Information. Employee agrees that he will not at any time (whether during his employment or at any time thereafter) disclose to any person, corporation, firm, partnership or other entity, except as required by law, any secret or confidential information concerning the business, clients or affairs of the Company or the Bank, or any of their affiliates, for any reason or purpose whatsoever other than in furtherance of the Employee's work for the Company or the Bank, nor shall the Employee make use of any of such secret or confidential information in any manner adverse to the Company or the Bank.

         10. Noncompetition Covenant. For a period of eighteen (18) months following the termination of Employee's employment with the Employers, Employee will not be employed by or act as a director or officer of any business involving or engaged in the business of banking within a 50-mile radius of the City of Dearborn, Michigan, where such business engages in soliciting, directly or indirectly, customers of the Bank.

         11. Remedies under Section 9 and 10. The Employee acknowledges and agrees that his obligations under Sections 9 and 10 are of a special and unique nature and that a failure to perform any such obligation or a violation of any such obligation would cause irreparable harm to the Employers, the amount of which cannot be accurately compensated for in damages by an action at law. In the event of a breach by the Employee of any of the provisions of Section 9 or 10, the Company and the Bank shall be entitled to an injunction restraining the Employee from such breach. Nothing in this Section shall be construed as prohibiting the Company or the Bank from pursuing any other remedies available for any breach of this Agreement.

         12. Deduction of Taxes and Adjustments re IRC Section 280G. Each Employer may deduct from any amounts required to be paid to the Employee under this Agreement any amounts required to be withheld by the Employer pursuant to federal, state, or local law relating to taxes or related payroll deductions. In the event that any payments, distributions or benefits to or for the benefit of the Employee from the Bank or the Company, whether paid or payable, distributed or distributable, would constitute a "parachute payment", as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successors thereto (the "Code"). Employee shall be entitled to receive additional payments from the Company in an amount equal to that gross amount which when all additional income or excise taxes payable by Employee by reason of the imposition of such excise tax pursuant to Section 4999 of the Code are deducted therefrom is equal to the net amount which Employee was intended to receive pursuant to Section 8.5 of this Agreement.

         13. Objection to Termination and Legal Fees. The termination of the Employee's


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employment pursuant to this Agreement shall not preclude any Employer or the
Employee from objecting to the basis asserted by the terminating party for such termination. The Employers agree to pay all reasonable legal fees and expenses incurred by the Employee in enforcing his rights under this Agreement, except with respect to claims made by the Employee that are rejected by a court (or any arbitrator sitting by agreement of the parties) to which such claims are presented.

         14. Adjustment between the Company and the Bank. The Company and the Bank acknowledge that although the Employee is generally paid solely by the Bank, he also performs some services for the Company, and the Company may pay the Bank periodically an amount necessary to reimburse the Bank for amounts paid to the Employee by the Bank for services actually rendered to the Company.

         15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by registered or certified United States mail or by a nationally recognized overnight courier service, to his residence or the last address he has provided in writing to the Employers, in the case of the Employee, or to its principal office in the case of an Employer. For purposes of this Agreement, notices shall be deemed given when received at the address or office specified in the preceding sentence.

         16. Waiver of Breach. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

         17. Assignment. The rights and obligations of each Employer under this Agreement shall inure to the benefit of and shall be binding upon them and their respective successors and assigns. As used in this Agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time whether by merger, purchase or otherwise acquires all or substantially all of the assets or business of an Employer.

         18. Entire Agreement and Regulatory Compliance. This instrument contains the entire Agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing signed by the Employee and the Employers.

         19. Severability. If a court of competent jurisdiction determines that any one or more of the provisions of this Agreement is invalid, illegal or unenforceable in any respect, such determination shall not affect the validity, legality or enforceability of any other provision of this Agreement.

         20. Governing Law. This Agreement and the legal relations between the parties shall be subject to and governed by the internal laws (and not the law of conflicts) of the State of Michigan.





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         The parties have executed this Agreement as of the day and year first above written.

                                         DEARBORN BANCORP, INC.


                                         By:
                                            ------------------------------
                                              John E. Demmer
                                              Its:  Chairman of the Board

                                         COMMUNITY BANK OF DEARBORN


                                         By:
                                            ------------------------------
                                              John E. Demmer
                                              Its:  Chairman of the Board



                                         EMPLOYEE


                                         By:
                                            ------------------------------
                                              Michael J. Ross




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